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                                                                Exhibit 10.3(b)



                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made and entered into effective this 1st day of January, 1997, by and between Columbia Banking System, Inc., a Washington corporation ("CBSI" or the "Employer"), and ARNOLD G. ESPE ( the "Executive").

                                    RECITALS

         1. Pursuant to the terms and conditions of an Amended Employment Agreement effective December 30, 1993 (the "Original Agreement"), Executive has served as the Chief Executive Officer of CBSI. The term of the original Agreement expires on December 31, 1997.

         2. Executive and the Board of Directors of CBSI and Columbia State Bank ("Columbia Bank") have both indicated their desire to extend the term of Executive's service from December 31, 1997 to December 31, 2001, and to enter into this Agreement on the terms and conditions as set forth below.

         In consideration of the mutual promises made in this Agreement, the parties agree as follows:

                                    AGREEMENT

         1.       Employment.

         Employer employs Executive and Executive accepts employment with Employer on the terms and conditions set forth in this Agreement.

         2.       Term.

         The term of this Agreement will commence as of January 1, 1997, the expiration date of the Original Agreement, and continue until December 31, 2001, unless extended or sooner terminated as provided in this Agreement.

         3.       Duties.

         (a) Executive will be the Chief Executive Officer of CBSI and such other subsidiaries or affiliates as the Board of Directors of CBSI (the "Board") shall determine. In such capacities, Executive will render the executive management and perform the tasks in connection with the affairs of CBSI and its subsidiaries which are normal and customary to the position of Chief Executive Officer. Unless otherwise agreed by Executive and the Board, he shall preside at all meetings of the Board and the Executive Committee. Executive will be the person to whom the Vice Chairman, President, and all other officers of the


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Employer and, as appropriate, subsidiaries or affiliates of Employer, shall report.

         (b) Executive will perform such other duties as may be appropriate to his office and as may be prescribed from time to time by the Board or that are provided in the Bylaws. Executive may delegate such duties as he sees fit to the Vice Chairman, the President, or other officers of the Employer.

         (c) Executive will devote his best efforts and all necessary time, attention, and effort to the business and affairs of the Employer and its affiliated companies, as such business and affairs now exist or hereafter may be changed or supplemented, in order to properly discharge his responsibilities under this Agreement.

         4.       Salary, Bonus, and Other Compensation.

                  4.1      Base Salary.

         (a) During the term of this Agreement, Employer will pay Executive an annual base salary of not less than $160,000 per year beginning January 1, 1997.

         (b) CBSI will guarantee payment of any portion of Executive's compensation that may be allocated to a subsidiary of

CBSI.

         (c) If this Agreement terminates prior to December 31, 2001, then Employer will pay Executive such greater or lesser amount of the agreed compensation as provided in Section 5.

                  4.2 Bonus. During the term of this Agreement, Executive will be eligible to participate in the bonus pool, if any, established by the Board for the CBSI's senior executives, either under an executive incentive plan or otherwise.

                  4.3      Benefits.

         (a) In addition to the base salary and bonus payable or potentially payable to Executive pursuant to this Section 4, Executive will be entitled to the following benefits, unless otherwise altered by the Board based upon policies adopted for senior executives of CBSI or its subsidiaries generally:

                  (1) Participation in health insurance, disability insurance, and other health and welfare benefit programs generally available to senior executives;

                  (2) Participation in retirement plans, including defined contribution and 401(k) Plans and any supplements or additions to those plans;


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                  (3)      A contractual supplemental retirement benefit
("SERP") for which an accrual will be made each year in the amount of 10% of total cash compensation and which shall accrue interest thereafter at the rate paid on 2-year Treasury Bills at January 1 of each year until paid, plus 2% compounded annually;

                  (4) Participation in stock or stock option plans generally available to senior executives of the Employer;

                  (5) Other employment benefits, as may be approved from time to time by Employer;

                  (6) Life insurance in an amount of $345,000 by paying annual premiums of $11,845 on Pacific Mutual Life Insurance
Policy No. 1A2269509-0 which is currently owned by Executive;

                  (7) Memberships in clubs as deemed appropriate and reimbursement for Executive's reasonable expenses incurred in promoting the business of Employer. Executive shall present from time to time itemized accounts of any such expenses, within limits of Employer policy and the rules and regulations of the Internal Revenue Service.

         5.       Termination of Agreement.

                  5.1      Early Termination.

                  (a) This Agreement may be terminated at any time by either the Board or Executive and shall terminate upon Executive's death or disability. Any termination by the Board other than termination for cause (as defined below) shall not prejudice the Executive's right to compensation or other benefits under this Agreement. Except as provided in Section 7, if Executive voluntarily terminates his employment before December 31, 2001, he will be entitled to such payments as he would have the right to receive upon termination for cause under subsection 5.1(b), provided that SERP contributions shall not be forfeited.

                  (b) Except as provided in Section 7, if Employer terminates this Agreement without cause, Employer shall pay Executive upon the effective date of such termination all salary earned and all reimbursable expenses hereunder incurred through such termination date and, in addition, liquidated damages in an amount equal to the greater of two years' salary or salary for the then-remaining term of the Agreement (without regard to the term) payable hereunder; in such event, all SERP contributions will be considered fully vested and all forfeiture provisions regarding restricted stock awards or vesting requirements concerning options shall lapse or be considered completed, as applicable. If Employer terminates this Agreement for cause, Employer shall pay Executive upon the effective date of such termination only such salary earned and expenses reimbursable hereunder incurred through such termination date. Executive shall have no right to receive compensation or other benefits for

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any period after termination for cause and shall forfeit SERP contributions for the year of termination and the prior two years.

                  (c) For purposes of this Agreement, the term "cause" shall mean willful misfeasance or gross negligence in the performance of his duties, conduct demonstrably and significantly harmful to the Company (which would include willful violation of any final cease and desist order applicable to employer or a financial institution subsidiary), or conviction of a felony. For purposes of this Agreement, "disability" shall mean a medically reimbursable physical or mental impairment that may be expected to result in death, or to be of long, continued duration, and that renders Employee incapable of performing the duties required under this Agreement. The Board, acting in good faith, shall make the final determination of whether Employee is suffering under any disability as herein defined and, for purposes of making such determination, may require Employee to submit himself to a physical examination by a physician mutually agreed upon by Employee and the Board at Employer's expense.

                  (d) In the event of termination of this Agreement by reason of Executive's death or disability, all SERP contributions made prior to that date will be considered fully vested and all forfeiture provisions regarding restricted stock awards or vesting requirements concerning options shall lapse or be considered completed, as applicable.

                  5.2 Obligations. Except as otherwise provided in Section 7 or in a particular option grant, Executive's rights to vested but unexercised stock options will continue for a period of one year after early termination, except only in the case of termination for cause. In the case of termination for cause, Executive's unvested stock options, if any, shall terminate immediately.

         6.       Restrictive Covenant.

                  6.1 Noncompetition. Employee agrees that except as otherwise set forth in this Agreement, he will not during the term of this Agreement and for a period of two years after termination, directly or indirectly, become interested in, as principal shareholder, director, or officer, any financial institution (other than an institution controlled by, controlling, or under common control with the Employer that competes within the states of Oregon or Washington with Employer or any of its affiliates, with respect to activities of the type performed by such companies within such service areas immediately prior to Executive's termination. The restrictions concerning competition after termination as contained in this Section 6.1 shall apply only in the event that Executive voluntarily terminates his employment with Employer or CBSI without good


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reason. For purposes of this Agreement, termination for "good reason" shall mean termination by Executive as a result of any material breach of this Agreement by Employer, or any diminution of duties of Executive by CBSI. The provisions restricting competition by Executive may be waived by action of the Board.

                  6.2 Noninterference. During the noncompetition period described in Section 6.1, Executive shall not solicit or attempt to solicit any other employee of Employer or its affiliates to leave the employ of those companies, or in any way interfere with the relationship between Employer and any other employee of Employer.

                  6.3 Interpretation. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth above is unreasonably broad, the parties authorize said court or any other administrative body to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce same. The covenants in this paragraph shall survive termination of this Agreement.

         7.       Change of Control.

                  7.1 Benefits. The parties recognize that a "change of control" of Employer, as defined below, could be detrimental to Executive's continued employment. Accordingly, in order to give further assurances to the Executive to enter into this Agreement, if:

                  (a)      There is a change of control of CBSI; and either

                  (b) Within 730 days of such change in control Executive terminates his employment with Employer; or

                  (c) At any time from and after sixty days prior to the public announcement by Employer of the transaction which will result in the change of control, Employer (or its successor) terminates Executive's employment without cause, then Executive, as of the date of termination of his employment, subject to the remaining provisions of this Section 7.1, shall be paid or provided with (i) continued payment of his base salary and of all benefits provided for in this Agreement until three years following termination or December 31, 2001, whichever is longer; (ii) vesting of all stock options and lapse of all restrictions with respect to restricted stock awards shall occur;
(iii) funding of Executive's SERP through the term of the contract. The provisions of this Section 7.1 shall survive expiration of the term of the Agreement.

                  7.2 Definition. For purposes of this Agreement, the term "change of control" shall mean the occurrence of one or more of the following events:

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                  (a)      One person or entity acquiring or otherwise
becoming the owner of twenty-five percent or more of CBSI's outstanding common stock;

                  (b) Replacement of a majority of the incumbent directors of CBSI by directors whose elections have not been supported by the Board; or

                  (c) Dissolution, or sale of fifty percent or more in value of the assets, of either CBSI or its subsidiaries.

                  7.3      Reimbursement. In the event the provisions of this
Section 7.3 result in imposition of a tax on Executive under the provisions of Internal Revenue Code Section 4999, Employer agrees to reimburse Executive for the same, exclusive of any tax imposed by reason of receipt of reimbursement under this Section 7.3.

         8.       Miscellaneous.

                  8.1 This Agreement contains the entire agreement between the parties with respect to Executive's employment with Employer and his covenant not to compete with Employer and with CBSI, and is subject to modification or amendment only upon amendment in writing signed by both parties.

                  8.2 This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties, except that Employer's rights and obligations may not be assigned. The provisions of
Section 6.1 of this Agreement are intended to confer upon CBSI and its subsidiaries and affiliates the benefits of Executive's covenant not to compete.

                  8.3 If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

                  8.4 This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. In the event of a dispute under this Agreement not involving injunctive relief, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules ("MAR") adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1 The arbitrator, in his or her discretion, may award attorney's fees to the prevailing party or parties.

                  8.5 Any notice required to be given under this Agreement to either party shall be given by personal service or


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by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

                  Employer:                1102 Broadway
                  --------                 Tacoma, WA  98402


                  Executive:               Arnold G. Espe
                  ---------                72 Country Club Circle S.W.
                                           Tacoma, WA 98498

         This amended Agreement is dated as of September 25, 1996.

COLUMBIA BANKING SYSTEM, INC.

By:/s/ Richard S. DeVine                         /s/ Arnold G. Espe
   -------------------------------               -------------------------------
       Richard S. DeVine                             Arnold G. Espe
       Chairman of Compensation                      Executive
       Committee


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